  EXHIBIT 3.2

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SILGAN HOLDINGS INC.
PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

Silgan Holdings Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware, hereby certifies that:

1.           The name of the corporation is Silgan Holdings Inc. (the “Corporation”).

2.           The first sentence of Article SIXTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following sentence:

The total number of shares of capital stock which the Corporation shall have authority to issue is 210,000,000 shares, consisting of 200,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

3.           The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SILGAN HOLDINGS INC. has caused this Certificate of Amendment to be executed in its corporate name by its Senior Vice President on the 7th day of June, 2010.

SILGAN HOLDINGS INC.

By:	/s/ Frank W. Hogan, III
Name: Frank W. Hogan, III
Title: Senior Vice President, General Counsel and Secretary